July 31, 1997


American Century Government Income Trust
4500 Main Street
Kansas City, MO  64111

Dear Sirs:

As counsel for the American Century Government Income Trust (the "Trust"), I am familiar with the Trust's registration under the Investment Company Act of 1940 and with the registration statement relating to its Common Shares (the "Shares") under the Securities Act of 1933 (File No. 2-99222) (the "Registration Statement"). I have also examined such other corporate records, agreements, documents and instruments as I deemed appropriate in connection with the establishment of a new series of the Trust, American Century-Benham Capital Preservation Fund (the "Fund") .

Based upon the foregoing, it is my opinion that the Shares to be sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, will be, when sold, duly and validly authorized, and fully paid and non-assessable.

I consent to the filing of this opinion in connection with the Post-Effective Amendment Number 33 to the Trust's Registration Statement under the Securities Act of 1933 (and Amendment Number 34 under Investment Company Act of 1940) to be filed with respect to the Fund with the Securities and Exchange Commission.

Very truly yours,

/s/ Douglas A. Paul

Douglas A. Paul
Secretary and Associate General Counsel